Exhibit 10.60

Dr. Zbigniew Janowicz Millrather Weg 74 40699 Erkratl Germany January 6, 2011

Management Service Contract dated May 1, 2006

Dear Dr. Janowicz,

Valid as of January 6, 2011, the above-mentioned contract will be changed as follows:

Art. 3 (1) now reads:

The managing Director and Chief Executive Officer of the Company will be entitled to a fixed gross annual salary in the amount of € 247,248 - to be paid in arrears in twelve equal monthly installments. This represents a 1% increase to your annual base salary.

Art. 3 (2) now reads:

Effective January 1, 2011, your variable remuneration (Annual Target Incentive Cash Bonus) – is approved at 50% of your annual base salary. This means your target incentive cash bonus may be up to € 123,624. The weight distribution for your variable renumeration is amended and payment of your target incentive cash bonus will be measured against the achievement of:

·	50% towards the Dynavax corporate goals, and

·	50% towards the Dynavax Europe goals.

With regards to your 2010 goals, your annual cash bonus payout will be € 54,468 based on 80% achievement of our corporate goals and 95% achievement of the Dynavax Europe goals.

You are granted an option to purchase 150,000 shares of Common Stock of the Company at the then fair market value of the Common Stock on January 6, 2011. Such option will vest at the rate of 1/3rd of the shares on the first anniversary of the vesting commencement date, with 1/36th of the total number of shares vesting each month thereafter, subject to continued service.

We kindly ask you to return one copy of this letter duly signed by you in case of your agreement to the changes.

Sincerely,

/s/ J. Tyler Martin, M.D. J. Tyler Martin, M.D. President Dynavax Technologies Corporation

Agreed: January 6, 2011 /s/ Zbigniew Janowicz Date Dr. Zbigniew Janowicz